Exhibit 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statements on Form S-8 (Nos. 333-13405, 333-81023 and 333-104280 pertaining to the Amended and Restated 1995 Equity Participation Plan of Ambassadors International, Inc. and in the Registration Statement on Form S-8 No. 333-129404 pertaining to the 2005 Incentive Award Plan of Ambassadors International, Inc.) of our report dated May 23, 2007, relating to the financial statements of Windstar Sail Cruises Ltd. and Subsidiaries included in this Amendment No. 1 to the Current Report on Form 8-K of Ambassadors International, Inc.

/s/ PricewaterhouseCoopers LLP
PRICEWATERHOUSECOOPERS LLP

Seattle, Washington
June 8, 2007